Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

CARDIOGENESIS CORPORATION

at $0.4570 NET PER SHARE

Pursuant to the Offer to Purchase dated April 5, 2011

by

CL FALCON, INC.,

a wholly-owned subsidiary of

CRYOLIFE, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON MAY 2, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

April 5, 2011

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 5, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by CL Falcon, Inc., a Florida corporation (the “Purchaser”) and a wholly-owned subsidiary of CryoLife, Inc., a Florida corporation (“Parent”), to purchase all of the outstanding shares of common stock, no par value (the “Shares”), of Cardiogenesis Corporation, a California corporation (“Cardiogenesis”), unless such amount of Shares subject to the Offer is reduced as described in the Offer to Purchase, at a purchase price of $0.4570 per Share (the “Offer Price), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.  You are also receiving Cardiogenesis’s Solicitation/Recommendation Statement on Schedule 14D-9 and the accompanying letter from Cardiogenesis.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 28, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Parent, the Purchaser and Cardiogenesis.  The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, the Purchaser will be merged with and into Cardiogenesis (the “Merger”), with Cardiogenesis continuing as the surviving corporation and wholly-owned by Parent.  In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) directly or indirectly by Cardiogenesis, Parent or the Purchaser, which Shares shall be canceled and shall cease to exist, or (ii) by stockholders who validly exercise appraisal rights under California law with respect to such Shares) will be canceled and converted into the right to receive the Offer Price, without interest thereon and less any applicable withholding taxes.  The Merger Agreement is more fully described in the Offer to Purchase, dated April 5, 2011.

The Cardiogenesis board of directors, among other things, has unanimously (i) determined and declared that the Merger Agreement, the Offer and the Merger are advisable and in the best interests of Cardiogenesis and the holders of Shares, (ii) approved the Merger Agreement and, subject to the terms and conditions set forth therein, the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) recommended that the holders of Shares accept the Offer, tender their Shares into the Offer, and, if required by applicable law, adopt and approve the Merger Agreement and approve the Merger.

We or our nominees are the holder of record of Shares held for your account.  A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.  The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1.      The Offer Price for the Offer is $0.4570 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2.      The Offer is being made for all outstanding Shares.

3.      The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on May 2, 2011, unless the Offer is extended or earlier terminated.

4.      Consummation of the Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms and each of (i) the Minimum Tender Condition (as described below),  and (ii) other customary conditions (as described in “The Transaction – Conditions to the Offer” of the Offer to Purchase) being satisfied. The Minimum Tender Condition requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the then scheduled Expiration Date, together with the number of Shares (if any) then owned by Parent and its subsidiaries, represents at least a majority of the total number of outstanding Shares on a fully diluted basis.

5.      Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof.  An envelope to return your instructions to us is enclosed.  If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested.  Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

2

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

CARDIOGENESIS CORPORATION

at

$0.4570 NET PER SHARE

Pursuant to the Offer to Purchase dated April 5, 2011

by

CL FALCON, INC.,

a wholly-owned subsidiary of

CRYOLIFE, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 5, 2011, and the related Letter of Transmittal in connection with the offer (the “Offer”) by CL Falcon, Inc., a Florida corporation (the “Purchaser”) and a wholly-owned subsidiary of CryoLife, Inc., a Florida corporation (“Parent”), to purchase all of the outstanding shares of common stock, no par value (the “Shares”), of Cardiogenesis Corporation, a California corporation (“Cardiogenesis”), at a purchase price of $0.4570 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:_____________ SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder.  If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:
Signature(s)

Please Print Name(s)

Address:

Include Zip Code
Area Code and Telephone No.
Tax Identification or Social Security No.

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.